Exhibit 10.1
OMNIBUS AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS OMNIBUS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made effective as of August 22, 2024 (the “Effective Date”), by and between SolarWinds Corporation, a Delaware corporation on behalf of itself, each of its direct and indirect subsidiaries (including but not limited to SolarWinds Worldwide, LLC), and each of its and their respective predecessors in interest (collectively the “Company”) and Andrea Webb (“Executive”). This Amendment amends the Employment Agreement (as defined below) on the terms set forth herein. All capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Employment Agreement.

RECITALS
WHEREAS, the Company and Executive each desire to amend that certain Amended and Restated Employment Agreement between SolarWinds Worldwide LLC (“SWI”) and Executive dated as of February 15, 2022 (the “Employment Agreement”) as set forth below effective as of the Effective Date.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing, the Company’s continued employment of Executive, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows, notwithstanding anything in the Employment Agreement to the contrary:

1.Amendment to Employment Agreement.

(a)    The Employment Agreement shall terminate on December 2, 2024, or such later date agreed to in writing by the parties hereto (the “Termination Date”), provided that (A) Executive agrees to assist in an orderly transition of services during the period between the Effective Date and the Termination Date, (B) Executive further agrees to enter into that Contractor Agreement attached hereto as Exhibit A for the period from the Termination Date until February 28, 2025 (the “Transition Period”) and provide services thereunder, (C) Sections 3, 6, 7 and 8-15 inclusive of the Employment Agreement and the defined terms used therein, shall survive such termination, (D) except as explicitly set forth in this Amendment, Executive shall not be entitled to any severance payment or benefit due to Executive’s termination of employment (including without limitation any payment set forth in Sections 4 and 5 of the Employment Agreement) and (E) such termination shall not be deemed to be a Constructive Termination, a Change of Control or a termination of Executive’s employment by the Company without Cause.

(b)    Provided that Executive remains employed through the Termination Date and signs the Contractor Agreement no later than the Termination Date, Executive shall be eligible for the following benefits:

        (i)    A transition bonus in the amount of $440,000, which is equal to one (1) year of Executive’s base salary as of the Termination Date (the “Transition Bonus”), payable in a one-time, lump sum payment on the first regularly scheduled payroll date following the effective date of the Release signed at or around the Termination Date;

        (ii)    Reimbursement of the health and dental care continuation premiums for Executive and Executive’s dependents incurred by Executive to effect continuation of health and dental insurance coverage for Executive and Executive’s dependents on the same basis as active employees, for a period of up twenty-four (24) months from the Termination Date, to the extent that Executive is eligible for and elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the Termination Date and provided that Executive does not obtain health coverage through another company during this period. The Transition Bonus and the COBRA reimbursements shall be known collectively as the “Transition Benefits”; and

(iii)    A bonus equal to $352,000, equal to Executive’s target bonus for the 2024 calendar period assuming a company funding factor at the target achievement levels, payable in a one-time, lump sum payment on the first regularly scheduled payroll date following the effective date of the second Release signed at or around the end of the Transition Period.

(c)    For avoidance of doubt, all outstanding Restricted Stock Units Awards and Performance Share Units Awards (as each such term as defined in the SolarWinds Corporation 2018 Equity Incentive Plan) previously granted to Executive that were eligible to vest solely subject to Executive’s continued services with the Company through February 28, 2025 (the “Vesting Eligible RSUs and PSUs”) shall remain outstanding and continue to be eligible to vest in accordance with their terms following the Termination Date and during the Transition Period and for so long as Executive is providing continued services under the Contractor Agreement. For the avoidance of doubt, all Performance Share Units Awards in 2024 that have yet to be earned, shall be Vesting Eligible RSUs and PSUs and shall therefore remain outstanding and be earned and vest pursuant to their terms. Except for the Vesting Eligible RSUs and PSUs, all of Executive’s Restricted Stock Unit Awards and Performance Share Unit Awards will be terminated and cancelled on the Termination Date and are not eligible to vest, and Executive will receive no additional payment or benefit in respect of such terminated Restricted Stock Unit Awards and Performance Stock Unit Awards. Executive acknowledges and agrees that except for the Vesting Eligible RSUs and PSUs, Executive holds no other outstanding equity awards of the Company.

(d)    Any obligation of the Company to provide Executive the Transition Benefits under Sections 1(b)(i)–(iii) herein is conditioned upon Executive signing and not revoking a release of claims in the form provided by the Company and reasonably acceptable to Executive (“Release”) that becomes effective no later than the Release Deadline. If the Release does not become effective by the Release Deadline, Executive will forfeit any rights to the Transition Benefits under Sections 1(b)(i)–(iii) herein. In no event will any portion of the Transition Benefits be paid or provided until the Release actually becomes effective. In the event the termination occurs at a time during the calendar year where the Release could become effective in the calendar year following the calendar year in which Executive’s termination occurs, then any Transition Benefits under this Agreement that would be considered Deferred Compensation will be paid or provided on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, the later of (i) the Release Deadline, or (ii) the Deferred Compensation Delayed Payment Date.

(e)    Following the Termination Date, Executive agrees to (i) make herself reasonably available to the Company to respond to requests by the Company for information, execute documents and paperwork, or complete additional tasks necessary to provide the Company with reasonable transition support and (ii) cooperate reasonably and promptly with the Company or any of its agents or designees in any investigation, proceeding, deposition, administrative review, court hearing, or litigation brought against the Company by any government agency or private party pertaining to matters occurring during Executive’s employment with the Company with respect to business issues or claims and litigation of which Executive has personal or corporate knowledge, or that arose in Executive’s organization or chain of command. Only reasonable out-of-pocket expenses in assisting the Company or any affiliate at its request, which are approved in advance by the Company in writing, will be reimbursed.

(f)    Executive acknowledges the receipt and sufficiency of consideration provided herein, including in particular the benefits set forth in Sections 1(b)(i)–(iii) of this Amendment, to support this Amendment, Executive’s continuation of services during the Transition Period, and Executive’s execution of a Release following the Termination Date.

2.Miscellaneous.

(a)    Except as expressly amended hereby, the Employment Agreement remains unmodified and in full force and effect, and any terms not expressly defined herein shall have the meaning set forth in the Employment Agreement.

(b)    This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c)    In the event of any conflict between the terms of this Amendment and the Employment Agreement, the terms of this Amendment shall expressly control.

[Signature Page(s) Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the Effective Date set forth above:

SOLARWINDS CORPORATION
By:     /s/ Sudhakar Ramakrishna
Name: Sudhakar Ramakrishna
Title: Chief Executive Officer
                        EXECUTIVE

/s/ Andrea Webb
                        Andrea Webb

EXHIBIT A
FORM OF CONTRACTOR AGREEMENT

CONTRACTOR AGREEMENT

This Contractor Agreement (this “Agreement”), effective as of ______________ (the “Effective Date”) is entered into by and between Andrea Webb (the “Contractor”), and SolarWinds Worldwide, LLC, a Delaware limited liability company (“Company”), based upon the terms and conditions set forth below.

1.    Engagement. Company agrees to retain Contractor as an independent contractor, and Contractor agrees to provide the services, and the deliverables described in the Statement of Work (“SOW”) attached to this Agreement and any additional or amended SOWs added to this Agreement by mutual agreement of Contractor and Company (the “Services”), pursuant to the terms and conditions contained in this Agreement and any applicable SOW. Contractor shall commence providing services on the Start Date (as defined in the attached SOW). In the event of a conflict between the terms of this Agreement and any SOW, the terms of this Agreement will control. Any entity controlled by, in control of, or under common control with Company (each a “Company Affiliate”) is entitled to engage the Services from Contractor by entering into a SOW with Contractor, and the terms and conditions of this Agreement will be incorporated into that SOW by reference.

2.    Commercially Reasonable Efforts. In rendering Services pursuant to this Agreement, Contractor agrees to devote its commercially reasonable efforts (i) to the performance of its duties and responsibilities under this Agreement; and (ii) to maintain security procedures and practices, including but not limited to firewalls, system access controls, and virus protection with regular updates to protect Company data, information, and intellectual property from unauthorized access, destruction, use, modification, or disclosure.

3.    Degree of Contractor Control. Contractor will maintain control over the methods and means of completing the work described in the applicable SOW. Contractor’s control is subject only to Company’s right to ensure that the work meets the overall standards and requirements of Company or as set forth in the SOW. Contractor is responsible for ensuring it has all the materials, tools, and supplies needed to perform the Services. The parties further acknowledge and agree that neither party, nor either party’s employees, representatives, joint venturers, partners, subcontractors or agents, has the right or power act as the other’s agent or to enter into binding agreements on behalf of the other party. This Agreement does not itself create and may not be deemed to create a joint venture, partnership, employment, or similar association between the parties, or either party’s employees, subcontractors or agents. Contractor will remain solely responsible and will indemnify and hold harmless Company, for all of its own tax liabilities and obligations, including without limitation, all federal, state and local income, wage, earnings, occupation, social security, unemployment, sickness and disability insurance taxes and payroll levies and any employee benefit or other legal requirements applicable to Contractor under ERISA, state law or otherwise now existing or hereafter enacted.

4.    Payments. Company agrees to pay Contractor as compensation for the Services, and Contractor agrees to accept as full compensation for the Services, an amount not to exceed the fees set forth in the applicable SOW. Contractor shall deliver to Company an invoice for the Services rendered in the preceding month prior to the last day of the month in the manner and to the location specified in the applicable SOW. If the applicable SOW provides for reimbursement of any Contractor expenses, Contractor shall also deliver to Company an itemized expense report in a format and with supporting documentation acceptable to Company. If the SOW provides for reimbursement of travel expenses, such travel expenses must conform to Company’s Travel Policy, as amended from time to time. All expenses musts be approved in advance by Company to be eligible for reimbursement. All undisputed fees are payable to Contractor net thirty (30) days from the date of invoice or expense report unless otherwise specifically set forth in the applicable SOW.

a.    Contractor Provides Own Benefits. Contractor agrees and acknowledges that Contractor is not eligible to participate in any benefits or similar programs such as the ones offered to the Company’s employees.

b.    Contractor Economic Opportunity. Contractor and Company agree and acknowledge that the payments due to the Contractor under the terms of this Agreement are based upon completion of the work performed under the SOW and not upon the hours of Contractor’s work. Contractor acknowledges and agrees that the potential for economic loss or gain is within Contractor’s control and is not determined solely by the Company.

5.    Confidentiality. It may be necessary for a party during the term of this Agreement (the “Disclosing Party”) to provide the other party (the “Receiving Party”) with certain information that shall be Confidential Information, and any such disclosure shall be governed by Company’s standard Contractor proprietary information agreement (“Contractor PIA”). Contractor shall not share Company’s Confidential Information with any other party.

6.    Intellectual Property Ownership.

a.    Company IP. Company shall retain all right, title and interest in and to all information, data, software, tools and other materials developed by or for Company (“Company IP”). If necessary, during the term of this Agreement, Company grants to Contractor a limited, revocable, non-exclusive, non-assignable, license to use the Company IP solely for Contractor to perform the Services, provided Contractor complies with all of Company’s policies and license terms related to the same.

b.    Contractor IP. Contractor shall retain all right, title and interest in and to all information, data, software, tools and other materials developed by or for Contractor other than the deliverables created as a result of the Services (“Contractor IP”). Contractor grants to Company a non-exclusive, irrevocable, worldwide, royalty-free license to use and create derivative works from any Contractor IP contained in the deliverables created as a result of the Services.

c.    Deliverables. Company shall own all right, title and interest in and to the deliverables created as a result of the Services set forth in the SOW. All deliverables created as a result of the Services provided by Contractor shall be considered a “work for hire” as that term is defined in the United States Copyright Act, and to the extent any are not deemed “work for hire”, Contractor agrees to immediately assign to Company all right, title, and interest in such at no additional fee or expense to Company.

7.    Data Privacy. If applicable, with respect to any Personal Data (which means any information relating to an identified or identifiable natural person (“data subject”); an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person), Contractor represents and warrants that it shall comply with its legal obligations relating to the same.

8.    LIMITATION OF LIABILITY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT WILL COMPANY, ANY COMPANY AFFILIATE, AND ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, CONTRACTORS OR AGENTS BE LIABLE TO CONTRACTOR OR ANY THIRD PARTY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE) FOR (i) ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION LOST PROFITS OR BUSINESS OPPORTUNITIES, LOSS OF USE OF SERVICE OFFERING, LOSS OF REVENUE, LOSS OF GOODWILL, BUSINESS INTERRUPTION, LOSS OF DATA, LOST SAVINGS OR OTHER ECONOMIC DAMAGE, HOWEVER CAUSED, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR (ii) ANY DAMAGES UNDER THIS AGREEMENT IN EXCESS OF THE AGGREGATE AMOUNTS PAID OR OWED TO CONTRACTOR HEREUNDER DURING THE 12-MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE

CLAIM. THE FOREGOING LIMITATIONS OF LIABILITIES WILL APPLY NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY HEREIN.

9.    WARRANTY DISCLAIMER. Contractor represents and warrants that (i) the Services and any deliverables provided under this Agreement do not and will not infringe or violate any patents, copyrights, trademarks, right of publicity, right of privacy, moral right or any other right of any third party; (ii) it has not incorporated, and will not incorporate, any open source code into Company’s environment or code without prior written consent of Company; (iii) it will comply with all applicable laws, rules, or regulations in performing its obligations under this Agreement; (iv) it will not collect Personal Data in the performance of its obligations hereunder unless any collection is previously agreed upon between the parties, whereby such collection of data shall be governed by Section 7, (v) the Services will be of good and marketable quality and will conform in all material respects to the specifications, descriptions and requirements set forth in the applicable SOW, and (vi) it has and will maintain throughout the term of this Agreement and any SOW, any applicable licenses, permits, approvals and consents required by any federal, state or local licensing, regulatory or other agency for the performance of Services to be provided under this Agreement. OTHER THAN THE EXPRESS WARRANTIES SET FORTH HEREIN, THE PARTIES DISCLAIM ALL WARRANTIES OF ANY KIND, EXPRESS, IMPLIED, STATUTORY, OR IN ANY COMMUNICATION BETWEEN THEM, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, TITLE AND FITNESS FOR A PARTICULAR PURPOSE.

10.    Term. This Agreement will commence on the Effective Date and continue through February 28, 2025, unless earlier terminated by Company or Contractor; provided, however, that Company may not terminate early other than due to Contractor’s material breach of the Agreement. If Contractor terminates this Agreement for any reason prior to February 28, 2025, Contractor shall not be eligible for the Separation Benefits set forth in the Omnibus Amendment to Employment Agreement, and any right to continued vesting of Vesting Eligible RSUs and PSUs (as defined below) shall cease as of such early termination date.

11.    Termination. In the event of termination of this Agreement, the provisions of Sections 5-10, 11-13, and 17-24 shall survive termination. Within 30 days of termination, Contractor will return to Company all Company IP then currently in its possession and shall provide, in a format acceptable to Company a copy of any Company IP that exists on Contractor’s systems.

12.    Notices. All notices hereunder shall be given in writing by hand delivery, courier service, US Mail, or e-mail addressed to the party to whom notice is given, each at their respective addresses set forth in the signature blocks to this Agreement, or at such addresses as may from time to time be designated by either party to the other.

13.    Waiver. No failure by either party to this Agreement to exercise and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right hereunder by either party preclude any other or future exercise of any right hereunder by that party.

14.    Assignment. This Agreement is not assignable by either party in whole or in part without the written consent of the other party except that Company may assign or transfer this Agreement to any entity or other person controlled by, in control of, or under common control with Company, or in the event of a merger or a sale of all or a substantial portion of Company’s assets or stock.

15.    Non-Exclusive Relationship. Each party acknowledges that Contractor’s relationship with Company is not exclusive, and Company is under no obligation under this Agreement to provide Contractor with any minimum level of work, and Company may obtain services from third parties that are similar to the Services, without any liability or obligation to Contractor. Contractor is likewise under no obligation under this Agreement to contract exclusively with the Company. Contractor is free to provide services or enter into agreements with third parties so long as those obligations do not infringe on Contractor’s obligations to the Company under this Agreement.

16.    Force Majeure. Neither party shall be liable for any failure or delay in fulfilling the terms of this Agreement due to fire, strike, labor relations, war, civil unrest, terrorist action, government regulations, acts of nature or other causes which are beyond the reasonable control of the party claiming force majeure.

17.    Export Law Controls. The Services delivered to Company under this Agreement may be subject to U.S. control laws and regulations and may also be subject to other applicable import and export laws. Contractor shall abide by all applicable export control laws, rules and regulations applicable to the Services.

18.    Equitable Relief. Each party acknowledges that a breach by the other party of any confidentiality or proprietary rights provision of this Agreement or the Contractor PIA may cause the non-breaching party irreparable damage, for which the award of damages would not be adequate compensation. Accordingly, each party agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to the non-breaching party and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the non-breaching party will be entitled to obtain injunctive relief against the threatened breach of this Agreement or the Contractor PIA or the continuation of any such breach, without the necessity of proving actual damages or posting bond.

19.    Governing Law. This Agreement will bind and inure to the benefit of the parties hereto and their successors and assigns. This Agreement shall be governed by the laws of the State of Texas, without reference to conflict of laws principles and Uniform Computer Information Transactions Act. Any suit to enforce this Agreement shall be brought exclusively in Travis County, Texas and the parties hereby submit to the personal jurisdiction of such courts and waive any venue objection.

20.    Attorneys’ Fees. In the event of a dispute under this Agreement, the prevailing party in any litigation shall be entitled to recover its reasonable attorneys’ fees and costs of litigation from the non-prevailing party.

21.    Entire Agreement and Amendment. This Agreement, including attached SOWs and the Contractor PIA, constitutes the complete and entire Agreement between the parties respecting the subject matter and supersedes all previous agreements between Contractor and Company, whether oral or written, regarding the subject matter hereof. This Agreement shall also supersede all terms of any “shrinkwrap” or “clickwrap” license included in any package, media, or electronic version of the Services provided by Contractor. This Agreement, including any attached SOWs and the Contractor PI`A, may not be amended, terminated, or superseded except by agreement in writing between the two parties.

22.    Severability. If any term, provision, covenant, or condition of this Agreement is held invalid or unenforceable for any reason, the remainder of the provisions shall continue in full force and effect as if this contract had been executed with the invalid portion thereof eliminated. The parties further agree to substitute for the invalid provision a valid provision that most closely approximates the intent and economic effect of the invalid provision, to the fullest extent permitted by applicable law.

23.    Multiple Counterparts; Electronic Delivery. This Agreement may be executed in counterparts, all of which taken together shall constitute one single Agreement between the parties. The parties may exchange counterparts by delivering a signed scanned copy by e-mail and such copy shall be effective to bind the parties.

24.    Headings. The title and paragraph headings contained in this Agreement are inserted for identification and convenience and will not be deemed part of this Agreement for purposes of interpretation.

IN WITNESS THEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

SolarWinds Worldwide, LLC	CONTRACTOR
By: Name: Sudhakar Ramakrishna Title: Chief Executive Officer
Address: 7171 Southwest Parkway, Building 400
Austin, Texas 78735
Attn: General Counsel
Email: legal.notices@solarwinds.com

Contractor

By: _______________
Name: Andrea Webb

Address:

Email:

Attachment A

STATEMENT OF WORK

1.    Description of Work
Contractor shall provide transition and consulting services to the Company on projects assigned by the Company’s Chief Executive Officer from time to time. The hours of services per week that Contractor is required to provide under this Agreement shall in no event exceed 40 hours per week.
2.    Deliverables (where applicable):
As defined by the Company’s Chief Executive Officer and communicated to Contractor from time to time.
3.    Fees:
Company agrees to pay $50,000.00/month (pro-rated for any partial months) for the work described in this Statement of Work.
All outstanding Restricted Stock Units Awards and Performance Share Units Awards (each such term as defined in the SolarWinds Corporation 2018 Equity Incentive Plan (“Plan”)) previously granted to Contractor that were eligible to vest subject solely to Contractor’s continued Service (such term as defined in the Plan) with the Company through February 28, 2025 (the “Vesting Eligible RSUs and PSUs”) shall remain outstanding and continue to vest in accordance with their terms for so long as Contractor is providing continued Service under this Agreement. If Contractor terminates this Agreement for any reason prior to February 28, 2025, or if Contractor materially breaches any provision of the Agreement, all then unvested Vesting Eligible RSUs and PSUs shall immediately terminate and be forfeited as of such date and Contractor shall have no further rights with respect thereto. For the avoidance of doubt, (i) Contractor’s transition from an Employee to Consultant (each such term as defined in the Plan) shall not constitute an interruption or a termination of Service for any purpose with respect to such outstanding Vesting Eligible RSUs and PSUs and (ii) provided that Contractor is providing Services through the expiration of the term of this Agreement as set forth in Section 10 of the Agreement, Contractor shall be deemed to have satisfied any vesting requirements for any applicable vesting date for the Vesting Eligible RSUs and PSUs on or before February 28, 2025 with respect to any outstanding Vesting Eligible RSUs and PSUs. Except for the Vesting Eligible RSUs and PSUs, all of Contractor’s Restricted Stock Unit Awards and Performance Share Unit Awards were terminated and cancelled on December 2, 2024, and Contractor acknowledges and agrees that except for the Vesting Eligible RSUs and PSUs, Contractor holds no other outstanding equity awards of the Company.
4.    Schedule of Work:
Start Date: December 3, 2024, or such later date agreed to in writing by the parties based on business need (“Start Date”)
End Date: February 28, 2025

Work Order Approved by Company:          Date:  __________________

Work Order Accepted by Contractor: _________________ Date: __________________